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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

  Marchi                                E                   G
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   (Last)                            (First)              (Middle)

3200 Bristol St. Ste. #725
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                                    (Street)

Costa Mesa                              Ca                  92626
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

03/02/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

VPN Communications Corporation
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          President

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6.   If Amendment, Date of Original (Month/Day/Year)

3/22/2000
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock                            5,812,669                      D

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

FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
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Common Stock                                         See Below #1
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
Explanation of Responses:

#1 Individual is eligible to receive stock subject to various stock plans registered by this company pursuant to it's S-8 filing.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          /s/E. G. Marchi                    5/02/00
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         **Signature of Reporting Person       Date

*    If the Form is filed by more than one reporting person, SEE Instruction
     5(b)(v).

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.